NEWS RELEASE

Contact:	Bradford T. Ray Chief Executive Officer 502/245-2110	Joseph P. Bellino Chief Financial Officer 502/245-2110

STEEL TECHNOLOGIES files registration statement for public offering of common stock

LOUISVILLE, Ky. (January 20, 2004) - Steel Technologies Inc. (NASDAQ/NM: STTX) today announced that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed public offering of 2,700,000 shares of its common stock. The Company will issue and sell 2,500,000 shares and the selling shareholders named in the registration statement will sell 200,000 shares. The Company will not receive any portion of the proceeds from the sales by the selling shareholders.

          CIBC World Markets, McDonald Investments Inc., SunTrust Robinson Humphrey, and BB&T Capital Markets will manage the offering. The Company has agreed to grant the underwriters an option to purchase up to 15% of the total number of shares to be sold by the Company and the selling shareholders in this offering to cover over-allotments.

          A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When available, copies of the preliminary prospectus may be obtained from the offices of CIBC World Markets Corp., 417 Fifth Avenue, New York, New York 10016, facsimile (212) 667-6136, email useprospectus@us.cibc.com.

          Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, railcar, construction, hardware, and consumer goods. The Company operates 16 production facilities located throughout the United States and Mexico, including five at Mi-Tech Steel, Inc.

          Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings), which could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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